EXHIBIT 10.1

Description of Named Executive Officer Compensation Arrangements

Total compensation to the named executive officers (as defined in Securities and Exchange Commissions Regulation S-K Item 402(a)(3)) of Crescent Banking Company (the “Company”) and its subsidiary Crescent Bank & Trust Company (the “Bank”) is primarily composed of three types of compensation: (1) base salary, (2) short-term annual cash incentive compensation, and (3) long-term equity-based compensation awarded under the Company’s 1993 Employee Stock Option Plan and 2001 Long-Term Incentive Plan (collectively, the “Long-Term Incentive Plans”).

Base Salary

Individual base salaries and increases for the Company’s named executive officers, other than the President and Chief Executive Officer, are recommended annually by the Chief Executive Officer to the Compensation Committee and are determined by the Company’s Board of Directors, upon recommendation by the Compensation Committee. The philosophy of the Company is that compensation should be based on individual annual performance and the performance of the Company, and should be competitive with the market. With respect to the Chief Executive Officer, the Compensation Committee reviews the financial performance of the Company as well as published data regarding compensation of chief executive officers of comparable financial institutions located in comparable markets and of local banks and thrifts. The Compensation Committee recommends the compensation of the Chief Executive Officer to the Board of Directors for final approval. The approval process takes place without the presence of the Chief Executive Officer.

Set forth below are the 2006 base salaries of the following named executive officers of the Company.

Named Executive Officer	Base Salary
J. Donald Boggus, Jr.	$265,000
A. Bradley Rutledge, Sr.	168,000
Anthony N. Stancil	168,000
Leland W. Brantley, Jr.	155,000
Bonnie B. Boling	120,500

Short-Term Annual Cash Incentive Compensation

Short-term annual cash incentive compensation in the form of bonuses is intended to align short-term cash compensation of eligible Company officers with individual performance and Company performance. The Compensation Committee, using recommendations of the Chief Executive Officer, approves annual bonus payments to those officers who have made superior contributions to the Company’s profitability, as measured and reported through individual performance goals established at the beginning of the year. This philosophy controls compensation expenses and rewards past performance by reducing the need for significant annual base salary increases.

Set forth below are the annual cash bonuses approved for payment to the Company’s named executive officers for the year ended December 31, 2005.

Named Executive Officer	Bonus
J. Donald Boggus, Jr.	$100,000
A. Bradley Rutledge, Sr. (1)	140,000
Anthony N. Stancil (1)	140,000
Leland W. Brantley, Jr.	100,000
Bonnie B. Boling	55,000

(1)	The total bonuses awarded to Messrs. Stancil and Rutledge in 2005 include one-time bonuses of $75,000 to each of Messrs. Stancil and Rutledge in July, 2005. These bonuses were neither determined nor awarded as part of the Company’s short-term cash incentive compensation arrangement, although the Compensation Committee took into account the award of these bonuses when it considered appropriate year-end bonuses for Messrs. Rutledge and Stancil in accordance with such arrangements.

Annual cash bonuses for 2006 will be determined in late 2006 or early 2007. The Company expects individual 2006 bonuses to be determined using the same criteria as applied to determine 2005 bonuses.

Long-Term Equity-Based Compensation

The Company attempts to align the interests of key employees, including its named executive officers, with those of the Company’s shareholders by awarding stock options to these employees under the Company’s Long-Term Incentive Plans. Stock options are awarded annually, upon the recommendation of the Company’s Chief Executive Officer and approval of the Salary and Benefits Committee, to eligible employees who have made a significant contribution to the Company’s long-term growth.

The Company expects individual grants during 2006 under its Long-Term Incentive Plans to be determined using the same criteria as applied to determine grants in 2005. Additional information relating to the Company’s Long-Term Incentive Plans and grants of stock options and restricted stock awards during 2005 will be included in the Company’s 2006 Proxy Statement to be filed with the Commission on Schedule 14A.

Other Compensation

In addition to base salary, short-term annual cash incentive compensation and long-term equity-based compensation, certain officers of the Company and the Bank, including the named executive officers, receive compensation in the form of split-dollar life insurance for which the Company or the Bank pays the premiums. Certain officers, including the named executive officers, may also participate in the Executive Supplemental Retirement Plan, the benefits of which are funded from life insurance purchased and owned by the Company or the Bank. The compensation paid to the Company’s named executive officers under these compensation arrangements during 2005 will be set forth under “Other Compensation” in the Summary Compensation Table of the Company’s 2006 Proxy Statement to be filed with the Commission on Schedule 14A.